Exhibit 99.1

                   AVANT Immunotherapeutics Reports
                 First Quarter 2003 Financial Results


    NEEDHAM, Mass.--(BUSINESS WIRE)--April 30, 2003--AVANT Immunotherapeutics, Inc. (Nasdaq: AVAN) today reported financial results for the first quarter ended March 31, 2003. The company reported a net loss of $3.4 million, or $.06 per share, for the first quarter of 2003 compared to a net loss of $4.9 million, or $.08 per share, for the first quarter of 2002. The decreased loss for the first quarter of 2003 primarily reflects a decrease in operating expense compared to the same period in 2002, offset in part by a decrease in investment income. The decrease in operating expense of $1.6 million primarily results from a reduction in research and development expenses in the first quarter of 2003 due to decreased clinical trials costs and contract manufacturing costs. During the first quarter of 2003, AVANT conducted fewer clinical trials as a result of the discontinuance of the company's TP10 trials during the first quarter of 2002 and the completion of the CholeraGarde(TM) Phase II dose-ranging study in 2002. The reduction in manufacturing costs associated with the bacterial vaccines programs was due to limited contract manufacturing activity during the first quarter of 2003. The decrease in operating expense further resulted from declines in personnel and related expenses, sponsored research and manufacturing consultancy costs, offset in part by increases in license fees, facility-related costs, insurance and legal expenses. The decrease in investment income reflects lower average cash balances between periods and lower interest rates. The company ended the quarter with cash and cash equivalents of $19.8 million.
    "Operating expenses are in line with our plans for the company," said Avery W. Catlin, Senior Vice President and Chief Financial Officer of AVANT Immunotherapeutics, Inc. "The delay in the award of the new Department of Defense subcontract until late January resulted in revenues being below our expectations during this quarter. In the second quarter of 2003, we anticipate that revenues will be more in line with our previous guidance," continued Mr. Catlin.

    Review of Additional Events During the Quarter

    Bioterrorism Vaccines

    In January, AVANT was awarded a new Department of Defense (DoD) subcontract from its partner, DynPort Vaccine Company LLC (DVC) that supports the development of the first oral, combination vaccine against both anthrax and plague using AVANT's vectored vaccine technology. Under the agreement, AVANT may receive in excess of $8 million over a two-year period, covering vaccine development through preclinical testing. During the quarter, AVANT has continued to be active in ongoing discussions with the U.S. government regarding development of additional vaccines to protect against bioterrorism agents.
    "This contract represents one of the first awards from a major U.S. Department of Defense (DoD) initiative to apply modern biotechnological innovations to the development of vaccines that can offer rapid, effective protection from multiple biological agents," said Una S. Ryan, Ph.D., President and Chief Executive Officer of AVANT Immunotherapeutics, Inc. "This contract is very important to AVANT since it provides non-dilutive funding to the company and it means that AVANT now has cash on hand to meet our expected burn rates through 2004. It is also the third vaccine project for which we've received governmental funding, following our subcontract with DVC on a next-generation injectable anthrax vaccine, now in clinical testing, and support from the National Institutes of Health for an oral anthrax vaccine."

    Bacterial Vaccines

    On January 13, 2003, AVANT announced it had been awarded a Phase I Small Business Innovation Research (SBIR) grant to support further preclinical development of Ty800, the company's single dose, oral typhoid vaccine. The National Institute of Allergy and Infectious Diseases (NIAID) of the National Institutes of Health (NIH) awarded this grant titled "Feasibility Evaluation of an Oral Typhoid Fever Vaccine", which provides approximately $127,000 in funding to AVANT over a six-month period. In addition, the NIAID and AVANT have agreed for the NIAID to conduct a Phase I in-patient dose-ranging clinical trial aimed at demonstrating the safety and immunogenicity of the Ty800 oral vaccine. The trial is planned for a NIAID-funded clinical site using NIAID-funded clinical materials. The NIAID trial seeks to confirm the safety and immunogenicity of the Ty800 oral vaccine observed in an earlier physician-sponsored Ty800 vaccine study.

    Cholesterol Management Vaccine

    During the quarter, AVANT also announced the signing of an agreement with Pharmacia Corporation (NYSE: PHA) for the acquisition of intellectual property, including a portfolio of pending patent applications. These patent applications are directed to products or methods for stimulating an immune response against cholesteryl ester transfer protein (CETP), which mediates an important cholesterol transport mechanism. The acquisition of Pharmacia's portfolio of pending patent applications, coupled with AVANT's September 2001 acquisition of a portfolio of granted and pending patents from The Immune Response Corporation, consolidates AVANT's ownership of patent applications that cover the technology of anti-atherosclerosis vaccines.
    AVANT's cholesterol management agent, CETi-1, is designed to raise serum HDL (high-density lipoprotein) cholesterol levels by blocking the transfer of cholesterol from HDL to LDL (low-density lipoprotein). The principle of the CETi-1 approach is to harness an individual's own immune system by periodic vaccinations to control the activity of CETP, which transfers cholesterol from HDL to LDL, and to thereby improve HDL levels. Elevated HDL or "good cholesterol" acts to protect against atherosclerosis, while elevated LDL or "bad cholesterol" acts to promote atherosclerosis. This product is currently completing a Phase II clinical trial, with results expected in Q4 2003.
    Dr. Ryan and Mr. Catlin will host a conference call at 11:00 AM EDT on Wednesday, April 30, 2003 to discuss the First Quarter 2003 financial results. To access the conference call, dial 800-388-8975 (within the United States), or 973-694-2225 (if calling from outside the U.S.). An audio replay will be available within two hours following the call for approximately one week and can be accessed by dialing 800-428-6051 (within the U.S.), or 973-709-2089 (if calling from outside the U.S.). The passcode for the audio replay is 291258.
    A live webcast of the conference call, together with this press release, can be accessed through the company's website www.avantimmune.com in the Investor Information section. In order to access the webcast, your PC must have a sound card, speakers and Windows Media Player software. It is recommended that you configure your PC in advance of the webcast as the software download and installation can take several minutes. In addition, the call and webcast will be archived and can be accessed through the same link. Additionally, a copy of this press release is available by contacting Investor Relations at (781) 433-0771 or by written request to:

    Investor Relations
    AVANT Immunotherapeutics, Inc.
    119 Fourth Avenue
    Needham, MA 02194-2725

    AVANT Immunotherapeutics, Inc. is engaged in the discovery, development and commercialization of products that harness the human immune system to prevent and treat disease. The company is developing a broad portfolio of vaccines addressing a wide range of applications including bacterial and viral diseases, chronic human disease, biodefense and food safety. These include single-dose, oral vaccines that protect against important disease-causing agents and a novel, proprietary vaccine candidate for cholesterol management. AVANT's goal is to demonstrate proof-of-concept for its products before leveraging their value through partnerships. Current collaborations encompass the development of an oral human rotavirus vaccine, vaccines to combat threats of biological warfare, and vaccines addressed to human food safety and animal health.
    Additional information on AVANT Immunotherapeutics, Inc. can be obtained through our site on the World Wide Web: http://www.avantimmune.com.

    Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements which reflect AVANT's current views with respect to future events and financial performance. These forward-looking statements are based on management's beliefs and assumptions and information currently available. The words "believe", "expect", "anticipate", "intend", "estimate", "project" and similar expressions which do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to: (1) the integration of the UPT technology and programs; (2) the ability to adapt AVANT's vectoring systems to develop new, safe and effective orally administered vaccines against anthrax and plague or any other microbes used as bioweapons; (3) the ability to successfully complete development and commercialization of CETi-1, CholeraGarde(TM) (Peru-15), Ty800 and of other products; (4) the cost, timing, scope and results of ongoing safety and efficacy trials of CETi-1, CholeraGarde(TM) (Peru-15), Ty800 and other preclinical and clinical testing; (5) the ability to successfully complete product research and further development, including animal, pre-clinical and clinical studies of CETi-1, CholeraGarde(TM) (Peru-15), Ty800 and other products; (6) the ability of the Company to manage multiple late stage clinical trials for a variety of product candidates; (7) the volume and profitability of product sales of Megan(R)Vac 1 and other future products; (8) changes in existing and potential relationships with corporate collaborators; (9) the cost, delivery and quality of clinical and commercial grade materials supplied by contract manufacturers (10) the timing, cost and uncertainty of obtaining regulatory approvals to use CETi-1, CholeraGarde(TM) (Peru-15) and Ty800, among other purposes, to raise serum HDL cholesterol levels, to protect travelers and people in endemic regions from diarrhea causing diseases and for other products; (11) the ability to obtain substantial additional funding; (12) the ability to develop and commercialize products before competitors; (13) the ability to retain certain members of management; and (14) other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.



                    AVANT IMMUNOTHERAPEUTICS, INC.


 CONSOLIDATED STATEMENT                              Quarter
 OF OPERATIONS DATA                               Ended March 31,
                                               2003            2002
                                           (Unaudited)
 OPERATING REVENUE
 Product Development
  and Licensing Agreements                   $169,400        $585,300
 Government Contract Revenue                  477,000               -
 Product Royalties                             35,300               -
 Product Sales                                      -         105,600

 Total Operating Revenue                      681,700         690,900

 OPERATING EXPENSE
 Research and Development                   2,692,500       4,409,600
 Selling, General and Administrative        1,224,700       1,185,900
 Cost of Product Sales                              -          13,700
 Amortization of Acquired Intangible
  Assets                                      248,800         198,800

 Total Operating Expense                    4,166,000       5,808,000

 Operating Loss                            (3,484,300)     (5,117,100)

 Investment Income, Net                       122,100         203,500

 Net Loss                                 $(3,362,200)    $(4,913,600)

 Basic and Diluted Net Loss per
  Common Share                                 $(0.06)         $(0.08)
 Weighted Average Common
  Shares Outstanding                       60,468,600      60,457,400


 CONDENSED CONSOLIDATED
 BALANCE SHEETS                            March 31,      December 31,
                                             2003             2002
                                          (Unaudited)
 ASSETS
 Cash and Cash Equivalents                $19,750,400     $25,070,700
 Other Current Assets                       1,171,000         789,300
 Property and Equipment, net                1,114,000       1,119,500
 Intangible and Other Assets, net           9,984,500       8,253,700
    Total Assets                          $32,019,900     $35,233,200

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current Liabilities                       $3,788,300      $3,432,600
 Noncurrent Liabilities                       331,800         456,200
 Stockholders' Equity                      27,899,800      31,344,400
    Total Liabilities and Stockholders'
     Equity                               $32,019,900     $35,233,200




    CONTACT: AVANT Immunotherapeutics, Inc.
             Una S. Ryan, Ph.D., 781/433-0771
             or
             AVANT Immunotherapeutics, Inc.
             Avery W. Catlin, 781/433-0771
             info@avantimmune.com
             or
             For Media:
             Kureczka/Martin Associates
             Joan Kureczka, 415/821-2413
             jkureczka@aol.com